Exhibit 10.43

Effective Date: August 11, 2014

Sandesh Seth

40 East 89th Street, Apt. 7A

New York, NY 10128

Dear Mr. Seth:

On behalf of Actinium Pharmaceuticals, Inc. (the “Company”), I am pleased to offer you the position of Executive Chairman (the “Chairman”) of the Company. Speaking for myself, as well as the other members of the Company’s Board of Directors (the “Board”), we look forward to your future success in this position.

1. Position. The terms of your new consulting position with the Company are as set forth below:

(a) You shall serve as Executive Chairman of the Company with such responsibilities, duties and authority as are assigned to you by the Board, or its designee.

As Executive Chairman of our Company, you act as an officer and consultant and, as such, perform your duties subject in all instances to the oversight of our board of directors and the power of our board of directors to approve all applicable corporation actions (which powers shall not be vested in the office of Executive Chairman). The Executive Chairman is not an “executive officer” (as defined in SEC Rule 3b-7) of our company as the role of the Executive Chairman by design is not an officer who performs a policy making function for our company. Rather, the Executive Chairman serves as a conduit between our board and our executive management team and is available to act as an advisor and consultant to our executive management team, who are responsible for development and implementation of our corporate policies under the supervision of our board of directors.

Subject to such other roles, duties and projects as may (consistent with the terms and provisions of our Amended and Restated Bylaws and the resolutions of our board that formed the office of Executive Chairman) be assigned by our board to the Executive Chairman, the primary responsibilities of the Executive Chairman are as follows:

i) Chair annual and special board meetings and annual stockholder meetings and, subject to availability, attend meetings of the committees of the board;

ii) Provide overall board leadership and establish guiding principles for the board;

iii) Manage the affairs of the board and facilitate board action in such a way that strategic and policy decisions are fully discussed, debated and decided by the board;

iv) In cooperation with the President and Chief Executive Officer, and other Company Officers as appropriate or selected by the Executive Chairman/Board, ensure that our strategic orientation is defined and communicated to the board for its approval and that all material issues are dealt with by the board in a timely manner;

v) Ensure that the board has efficient communication channels regarding all material issues concerning the business and see to it that directors are informed about these issues;

vi) Act as a representative of the board and consult with board members outside the regularly scheduled meetings of the board and of board committees;

vii) Meet and confer as often as required with our President and Chief Executive Officer and executive management to ensure that there is efficient communication between the Executive Chairman, the President and Chief Executive Officer, other executive management and board members;

viii) Offer advice and consultation to the President and Chief Executive Officer and executive management on the overall management of the business and affairs of our company as well as specific matters upon the request of the President and Chief Executive Officer and or the board;

ix) In consultation and partnership with the President and Chief Executive Officer, the Executive Chairman may act as our representative with business partners of our company; and

x) At the request of the board or the President and Chief Executive Officer the Executive Chairman may be placed in charge of special corporate strategic initiatives or projects.

(b) You agree to devote your best efforts to advance the interests of the Company and to discharge adequately your duties hereunder. Nothing herein shall prohibit you as the Executive Chairman from accepting or continuing in any employment, consultancy, management or board position with any other for-profit or non-profit entity, being an investor in another company such as a member of a limited liability company, a general or limited partner of a limited partnership or a stockholder of a corporation. You shall report directly to the Board.

2. Start Date. The parties agree that you have commenced this new position with the Company on August 11, 2014 (“Start Date”).

3. Proof of Right to Work. For purposes of federal immigration law, you, if applicable, will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States.

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4. Compensation.

(a)       Consulting Fee. You will be paid an annual consulting fee of three hundred fifty thousand dollars ($350,000), which will be paid in accordance with the Company's regular payroll practices for consultants. Upon the six month anniversary of your Start Date, the Board will review your consulting fee with the help of an independent compensation consultant to adjust your consulting fee is to be competitively aligned to a range between the 25th (twenty-fifth) and 75th (seventy-fifth) percentile of the relevant market data of Chairman positions of similarly situated publicly traded Biotech companies. The Board shall review the amount of your consulting fee and performance bonus, and shall determine the appropriate adjustments to each component of your compensation within 60 days of the start of each calendar year. During the Term of this Agreement, your annual consulting fee shall be maintained at least at the same amount as the annual salary of the Chief Executive Officer (Principal Executive Officer) (the “CEO”) of the Company. For example, if the CEO’s annual salary is increased by $30,000 per year, the Consultant’s annual consulting fee shall also be increased by $30,000 per year. For the avoidance of doubt, the Board at its discretion may also pay the consultant an annual consulting fee in excess of the CEO’s annual salary.

(b)      Performance Cash Bonus. You shall be entitled to participate in a Company bonus program, which shall be established by the Board pursuant to which the Board shall award bonuses to you, based upon the achievement of written individual and corporate objectives such as the Board shall determine. Upon the attainment of such performance objectives, in addition to your consulting fee, you shall be entitled to a cash bonus in an amount to be determined by the Board with a target of forty percent (40%) of your consulting fee. Within thirty (30) days after the Start Date, the Board shall establish written individual and corporate performance objectives for the balance of 2014 and the amount of the performance pro-rata bonus payable upon the attainment of each objective. At least thirty (30) days before each subsequent calendar year, the Board shall establish written individual and corporate performance objectives for such calendar year and the amount of the performance bonus payable upon the attainment of such objectives. Within sixty (60) days after the end of each calendar year, the Board shall determine the amount of any performance bonus payable hereunder. Any such performance bonus shall be due and payable within ninety (90) days after the end of the calendar year to which it relates. During the Term of this Agreement, your performance cash bonus shall be at least at the same amount as the performance cash bonus paid to CEO of the Company. For example, if the CEO’s receives a performance cash bonus of $140,000, the Consultant shall also receive a performance cash bonus of $140,000. For the avoidance of doubt, the Board at its discretion may also pay the Consultant a performance cash bonus greater than the performance cash bonus paid to the CEO.

(c)      Stock Option Grant. The Board has agreed to grant to you an option to purchase common shares of the Company(the “Grant”). The Grant will consist of an option grant to purchase 280,000 (two hundred and eighty thousand common shares of the Company. The Grant shall be subject to the vesting schedule below.

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(i) Stock Options. Such options will have an exercise price equal to$6.23 (six dollars and twenty-three cents), the closing price of the Company’s common stock on the date of board approval of the grant, September 23, 2014, which is equal to fair market value as determined by the Board on the date of the grant (the “Grant date”). During the Term of this Agreement, you shall also be awarded stock option and/or restricted stock grants at least at the same amount as such stock option and/or restricted stock that is granted to the CEO. For example, if the CEO’s receives a stock option grant that is exercisable for 100,000 shares, the Consultant shall also receive a stock option grant that is exercisable for 100,000 shares. For the avoidance of doubt, the Board at its discretion may also grant the Consultant options and/or restricted stock that exceed the number of options and /or restricted stock granted to the CEO.

(ii) Vesting Schedule of the Grant. Two percent (2%) of the Grant shall vest each month from the grant Date until fully vested in accordance with the procisions of the Company’s Amended and Restated 2013 Stock Plan, subject to your continuing service with the Company. The options will be incentive stock options or stock to the maximum extent allowed by the tax code and will be subject to the terms of the Company’s Amended and Restated 2013 Stock Plan and corresponding Stock Option Agreement between you and the Company. If contract is terminated before the term expires for any reason the options will vest fully upon termination or change of control.

5. Benefits.

a. Benefit Plan – Health Insurance, Retirement and Stock Option Plan. The Company will provide you with the opportunity to participate in the standard benefits plans. The Company reserves the right to cancel and/or change the benefits plans it offers to its participants at any time, subject to applicable law.

b. Other Benefits. The Company will provide you with standard business reimbursements (including mileage, supplies, long distance calls), subject to Company policies and procedures and with appropriate receipts. In addition, you will receive any other statutory benefits required by law.

c. Reimbursement of Expenses. You shall be reimbursed for all normal items of travel and entertainment and miscellaneous expenses reasonably incurred by you on behalf of the Company provided such expenses are documented and submitted in accordance with the reimbursement policies in effect from time to time.

6. Confidential Information and Invention Assignment Agreement. Your acceptance of this offer and commencement of the consulting arrangement with the Company is contingent upon the execution, and delivery to an officer of the Company, of the Company’s Confidential Information and Invention Assignment Agreement, a copy of which is enclosed for your review and execution (the “Confidentiality Agreement”), prior to or on your Start Date.

7. Term. The Term of your consulting arrangement shall be a period of five (5) years from the Start Date.

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8. Non-Solicitation. You agree that during the term of your consulting arrangement with the Company, and for a period of 12 months following the cessation of consultancy with the Company for any reason or no reason, you shall not directly or indirectly solicit, induce, recruit or encourage any of the Company’s employees or consultants to terminate their relationship with the Company, or attempt any of the foregoing, either for yourself or any other person or entity. For a period of 12 months following cessation of your consulting arrangement with the Company for any reason or no reason, you shall not attempt to negatively influence any of the Company’s clients or customers from purchasing Company products or services or to solicit or influence or attempt to influence any client, customer or other person either directly or indirectly, to direct his or its purchase of products and/or services to any person, firm, corporation, institution or other entity in competition with the business of the Company.

9. Arbitration. Any dispute or claim arising out of or in connection with your employment with the Company (except with regard to enforcement of the Confidentiality Agreement) will be finally settled by arbitration in New York, New York in accordance with the Commercial Arbitration Rules of the American Arbitration Association by one arbitrator appointed in accordance with said rules. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The parties agree that this Agreement evidences a transaction involving interstate commerce and that the operation, interpretation and enforcement of this arbitration provision, the procedures to be used in conducting an arbitration pursuant to this arbitration provision, and the confirmation of any award issued to either party by reason of such arbitration, is governed exclusively by the Federal Arbitration Act, 9 U.S.C. § 21 et seq. Notwithstanding the foregoing, the parties may apply to any court of competent jurisdiction for preliminary or interim equitable relief, or to compel arbitration in accordance with this paragraph, without breach of this arbitration provision.

10. Miscellaneous. This Agreement, together with the Confidentiality Agreement, sets forth the terms of your employment with the Company and supersedes any prior representations or agreements, whether written or oral. This Agreement may not be modified or amended except by a written agreement, signed by the Company and by you. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will be lessened or reduced to the extent possible or will be severed and will not affect any other provision and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein. This Agreement will be governed by New York law without reference to rules of conflicts of law. All notices, requests, demands and other communications called for hereunder shall be in writing and shall be deemed given (i) on the date of delivery if delivered personally, (ii) one (1) day after being sent by a well established commercial overnight service, (iii) three (3) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing, (iv) upon confirmation of facsimile transfer, if sent by facsimile or (v) upon confirmation of delivery when directed to the electronic mail address set forth below, if sent by electronic mail:

If to the Company:	546 Fifth Avenue, 14th Floor
New York, NY 10036

If to you:	40 East 89th Street, Apt. 7A
New York, NY 10128

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We are all delighted to be able to extend you this offer and look forward to working with you. To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below along with a signed and dated copy of the Confidentiality Agreement.

Very truly yours,	ACCEPTED AND AGREED:

ACTINIUM PHARMACEUTICALS, INC.	SANDESH SETH

By:	/s/ Kaushik J. Dave	/s/ Sandesh Seth
Kaushik J. Dave
President and Chief Executive
Board Member

Dated: March 11, 2015	Dated: March 11, 2015

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Attachment A: Confidential Information and Invention Assignment Agreement